Exhibit 99.1

ShotSpotter Reports Fourth Quarter, Full Year 2017 Financial Results

NEWARK, CA – February 20, 2018 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Operational Highlights

●	Quarterly revenue increased to $6.5 million, a 43% increase from Q4 2016.
●	Added 23 net new “go-live” square miles of coverage during the quarter.
●	Achieved annual revenue retention rate of 141%.
●	Reported sales and marketing spend for annualized contract revenue of $0.34 per $1.00.
●	Announced a Smart Communities agreement with Verizon to add gunshot detection to its Light Sensory Network.
●	Increased revenue guidance for full year 2018 to a range of $31 million to $33 million.

Management Commentary

“We were pleased to end the year on a solid quarter, achieving 43% revenue growth while deploying 23 net new go-live miles in five cities, helping protect those at-risk communities from gun violence,” said Ralph Clark, CEO of ShotSpotter. “For the full year we saw growth accelerate across the business, including revenue, go-live miles deployed and total miles covered, even as we began to benefit from the financial leverage in our model.  We look for this momentum to continue in 2018, as ShotSpotter’s technology is increasingly being recognized as a proven and effective method to address the growing problem of gun violence in cities across the United States and beyond.”

Fourth Quarter 2017 Financial Results

Revenues in the fourth quarter of 2017 increased 43% to $6.5 million from $4.6 million in the same period in 2016. The increase in revenues was driven by new customer deployments, expansion of miles covered with existing customers and strong customer renewal rates.

Gross profit in the fourth quarter of 2017 increased 56% to $3.2 million (49% of revenue) from $2.0 million (45% of revenue) in the same period of 2016. The increase in both gross profit and gross margin was primarily a result of subscription revenue growth outpacing cost of revenue, a large portion of which are fixed.

Total operating expenses in the fourth quarter of 2017 increased 107% to $5.4 million from $2.6 million in the same period last year. The increase in operating expenses included public company costs, including certain legal and listing expenses, as well as professional and outside service fees.

Net loss totaled $2.5 million or $0.26 per share (based on 9.7 million basic and diluted weighted average shares outstanding), compared with a net loss of $0.9 million or $0.54 per share (based on 1.6 million basic and diluted weighted average shares outstanding) in the same period in 2016.

Full Year 2017 Financial Results

Revenues in 2017 increased 53% to $23.8 million from $15.5 million in 2016.

Gross profit in 2017 increased 95% to $11.6 million (49% of revenue) from $6.0 million (38% of revenue) in 2016. The increase in both gross profit and gross margin was primarily a result of subscription revenue growth outpacing cost of revenue, a large portion of which are fixed.

Total operating expenses in 2017 increased 46% to $15.9 million from $10.9 million in 2016. The increase in operating expenses included public company costs, including certain legal and listing expenses, as well as professional and outside service fees.

Net loss totaled $10.0 million or $1.61 per share (based on 6.2 million basic and diluted weighted average shares outstanding), compared with a net loss of $6.9 million or $4.28 per share (based on 1.6 million basic and diluted weighted average shares outstanding) in the same period in 2016.

As of December 31, 2017, the company was debt free, had cash and cash equivalents of $19.6 million and short-term deferred revenue of $15.8 million.

2018 Outlook

The company expects revenue for the full year 2018 to be approximately $31 to $33 million, revised upward from the previous revenue guidance range of approximately $30 to $32 million. The company remains on track to achieve GAAP profitability by the end of 2018.

The company’s outlook statements are based on current expectations. The prior statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today, February 20, 2018, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, February 20, 2018

Time: 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 20, 2018.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13675233

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, total addressable market, expectations regarding future sales, expenses, gross profit, gross margin, and revenue guidance and expected GAAP profitability for 2018. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management.  Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter is the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence. ShotSpotter is based in Newark, California and offers its solutions on a SaaS-based subscription model.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contact:

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3235

jhorne@marketstreetpartners.com

Media Contact:

Liz Einbinder

ShotSpotter, Inc.

+1 (415) 577-8255

leinbinder@shotspotter.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2017	2016	2017
	(Unaudited)	(Unaudited)		(Unaudited)

Revenues	$4,551	$6,519	$15,507	$23,763
Costs
Cost of revenues	2,518	3,216	9,549	11,370
Impairment of property and equipment	—	127	—	793
Total costs	2,518	3,343	9,549	12,163
Gross profit	2,033	3,176	5,958	11,600

Operating expenses
Sales and marketing	1,041	1,910	4,475	6,179
Research and development	900	1,135	4,093	4,159
General and administrative	688	2,389	2,362	5,595
Total operating expenses	2,629	5,434	10,930	15,933
Operating loss	(596)	(2,258)	(4,972)	(4,333)
Other expense, net
Remeasurement of convertible preferred stock warrant liability	125	—	(524)	(3,725)
Loss on early extinguishment of debt	—	—	—	(479)
Interest expense, net	(362)	53	(1,317)	(1,114)
Other expense, net	(31)	(138)	(47)	(169)
Total other expense, net	(268)	(85)	(1,888)	(5,487)
Loss before income taxes	(864)	(2,343)	(6,860)	(9,820)
Provision for income taxes	—	160	—	160
Net loss	$(864)	$(2,503)	$(6,860)	$(9,980)
Net loss per share, basic and diluted	$(0.54)	$(0.26)	$(4.28)	$(1.61)
Weighted average shares used in computing net loss per share, basic and diluted	1,614,661	9,702,116	1,602,402	6,197,775

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2016	2017
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,865	$19,567
Accounts receivable	2,410	3,928
Prepaid expenses and other current assets	567	839
Restricted cash	30	30
Total current assets	6,872	24,364
Property and equipment, net	8,959	11,596
Intangible assets, net	66	95
Other assets	220	143
Total assets	$16,117	$36,198
Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$1,336	$1,627
Deferred revenue, short-term	10,863	15,780
Accrued expenses and other current liabilities	2,359	3,815
Notes payable, net of current maturities	667	—
Total current liabilities	15,225	21,222
Notes payable, net of current maturities and unamortized debt issuance costs	11,012	—
Convertible preferred stock warrant liability	1,875	—
Deferred revenue, long-term	3,112	2,710
Other liabilities	24	104
Total liabilities	31,248	24,036

Series B-1 convertible preferred stock	22,075	—
Series A-2 convertible preferred stock	20,000	—
Stockholders' (deficit) equity:
Common stock	8	48
Additional paid-in capital	30,403	109,708
Accumulated deficit	(87,615)	(97,595)
Accumulated other comprehensive loss	(2)	1
Total stockholders' (deficit) equity	(57,206)	12,162
Total liabilities and stockholders' (deficit) equity	$16,117	$36,198

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2016	2017
		(Unaudited)
Cash flows from operating activities:
Net loss	$(6,860)	$(9,980)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,551	3,121
Impairment of property and equipment	—	793
Stock-based compensation	83	628
Amortization of debt issuance costs	131	132
Remeasurement of convertible preferred stock warrant liability	524	3,725
Loss on early extinguishment of debt	—	479
Loss on disposal of property and equipment	27	—
Changes in operating assets and liabilities:
Accounts receivable	255	(1,518)
Prepaid expenses and other assets	(90)	(247)
Accounts payable	410	291
Accrued expenses and other current liabilities	1,049	1,535
Deferred revenue	4,177	4,428
Net cash provided by operating activities	2,257	3,387
Cash flows from investing activities:
Purchase of property and equipment	(4,476)	(6,430)
Investment in intangible and other assets	(78)	(76)
Net cash used in investing activities	(4,554)	(6,506)
Cash flows from financing activities:
Proceeds from initial public offering, net of commissions and discounts	—	32,426
Proceeds from notes payable	2,000	1,500
Repayment of notes payable	—	(13,500)
Payment of debt issuance costs	(17)	(30)
Payment on debt extinguishment costs	—	(149)
Payments of offering costs	—	(1,870)
Proceeds from exercise of stock options	25	55
Proceeds from ESPP	—	319
Net cash provided by financing activities	2,008	18,751
Increase in cash and cash equivalents	(289)	15,632
Effect of exchange rate on cash and cash equivalents	30	70
Cash and cash equivalents at beginning of year	4,124	3,865
Cash and cash equivalents at end of period	$3,865	$19,567